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                                                                       Exhibit 1

Press Announcement

FOR IMMEDIATE RELEASE


Contact:
     Bill Cunningham                          John Hourigan
     IA Corporation                           NCR
     (510) 450-6808                           (937) 445-2078
     bill.cunningham@ia-us.com                john.hourigan@daytonoh.ncr.com

          NCR AND IA CORPORATION STRENGTHEN GLOBAL STRATEGIC ALLIANCE

NCR Furthers its Commitment to the ImageMark/TM/ Strategy by Leveraging the
        Latest Design of IA Corporation's Checkvision Archive Platform


Emeryville, Calif., June 14, 1999 -- IA Corporation (NASDAQ:IACP), today announced a restructuring of its global strategic alliance agreement with NCR corporation.

Under the terms of the agreement, IA will provide NCR (NYSE: NCR) with enhanced versions of its archive and application software products for inclusion into NCR's ImageMark/TM/ Image Archive and Delivery (IAD) Solution. IA, in addition to receiving royalty payments for NCR sales, will benefit from accelerated payments from NCR for a source code developer's license. This agreement provides NCR the ability to expedite the incorporation of NCR owned intellectual properties into the imagemark solution as part of its plan to image-enable the bank enterprise.

"The latest design of CheckVision, coupled with existing and forthcoming NCR solutions, will complete our requirement to position ImageMark IAD as a scaleable, microfilm replacement solution for medium and large banks world-wide," said Joe Kniceley, vice president of payment solutions marketing at NCR. "CheckVision's architectural design provides NCR with a superior archive base platform from which to develop our own complimentary applications. ImageMark IAD provides the cornerstone for a bank's enterprise-wide imaging strategy and we are excited about enhancing this solution and its ability to provide outstanding value to financial institutions worldwide."

IA and NCR Sign New Global Strategic Alliance Agreement
2-2-2

    "We are pleased to be an important part of NCR's ImageMark strategy," said Bill Cunningham, vice president of business development at IA. "NCR's commitment to IA's technology and global presence make them a valued strategic alliance partner. The restructuring of our agreement builds on the success of our alliance and leverages the strengths of both organizations going forward."

    NCR

    NCR Corporation (NYSE: NCR) is in the business of transforming transactions into relationships. NCR is a recognized world leader in data warehousing solutions, ATMs, point-of-sale systems, high performance scanners, and support services for retail, financial and national accounts markets. NCR's business solutions are built on the foundation of the company's long-established industry knowledge and consulting expertise, value-adding software, global customer support services, a complete line of consumable and media products, and world-leading hardware technology. More information about NCR can be found on the World Wide Web at www.ncr.com

    ImageMark/TM/ is a trademark of NCR Corporation.

    IA Corporation

    IA Corporation, headquartered in Emeryville, Calif., develops and delivers software products that allow leading edge financial services organizations to integrate the power of the internet with their network document repositories to provide the ultimate in customer service, one-to-one marketing and business intelligence. The company's customers include leading organizations such as Comerica, Harris Bank, Sanwa Bank California, LTD., SouthTrust Bank, UMB Bank, NA, and Wachovia.

    IA is located at 1900 Powell St., Emeryville, CA 94608-1840, U.S. Telephone:
    510/450-7000. Fax: 510/450-7099. Email: info@ia-us.com; Website:
                                            --------------
    www.iacorporation.com.
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This press release contains forward looking statements, including but not limited to, anticipated royalties and future product development and market acceptance. Actual results may vary from anticipated results, and such variations may be material, based on a number of factors, including the development and customer acceptance of new applications, the ability to generate royalties and other risk factors as described in for IA's Form 10K for the year ended December 31, 1998 on form 10Q for the quarter ending March 31, 1999.